SOBIESKI BANCORP SUSPENDS DIVIDEND

FOR IMMEDIATE RELEASE
Contact:  Steven C. Watts, President and CEO
                 (574) 271-8300

SOUTH BEND, INDIANA - December 17, 2003 -- Sobieski Bancorp, Inc. (Nasdaq-SCM: SOBI) today announced that its Board of Directors voted to suspend the Company's regular quarterly cash dividend indefinitely. The Company last paid a cash dividend on November 18, 2003 of $.085 per share.

The Board's decision was based primarily on the need to utilize much of the Company's available cash for downstreaming additional capital into the Company's subsidiary savings institution, Sobieski Bank. As previously disclosed in the Company's filings with the Securities and Exchange Commission, Sobieski Bank was deemed a "troubled institution" by the Office of Thrift Supervision in February 2003, and has, since May 2003, operated under a supervisory agreement with the OTS that, among other things, prohibits the payment of dividends to the Company without OTS approval, limits asset growth and continues a moratorium on making new commercial loans that was initially imposed by the OTS in October 2002. While Sobieski Bank was classified as "well-capitalized" under OTS regulations as of September 30, 2003, the Board believed that it should suspend the dividend and instead invest the Company's available cash in Sobieski Bank as it would be the most prudent course of action to take.

Steven C. Watts, President and Chief Executive Officer, noted, "The restrictions of the supervisory agreement and the increased deposit insurance premiums we must pay due to our troubled institution status have exerted tremendous pressure on our earnings. In addition, while we are continuing to work diligently with our legal counsel and governmental authorities to maximize our recoveries on the previously announced unauthorized and fraudulent loans matter, additional asset write-downs and provisions for loan losses stemming from this matter remain a possibility. The combined effect of these factors makes it difficult for us to earn a profit, and, consequently, to maintain the Bank capital at an appropriate level beyond the short-term."

Robert J. Urbanski, Chairman of the Board, added, "While the Board's decision to suspend the dividend was not an easy one, the Board felt the suspension was necessary and in the long-term best interests of the Company's shareholders."

Sobieski Bank is one of South Bend's oldest companies. At September 30, 2003, Sobieski Bancorp, Inc. had consolidated assets of $118.6 million and stockholders' equity of $8.1 million. The Company is headquartered at 2930 W. Cleveland Road, South Bend, Indiana.

Forward-Looking Statements

         When used in this press release and in the Company's filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will likely result," "expects," "are expected to, " "will continue," "is anticipated," "estimate," "project," "plans" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company's future financial performance, strategic plans or objectives or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

         Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and charge-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses and requirements by the OTS that additional provisions for loan losses be made, including possible additional provisions for loan losses necessitated by the unauthorized and fraudulent loans made by a former employee of Sobieski Bank; (3) the restrictions imposed on Sobieski Bank's business activities by the Supervisory Agreement with the OTS, including the restrictions on Sobieski Bank's commercial lending activities and asset growth; (4) any future valuation allowances required with respect to the Company's deferred tax assets; (5) competitive pressures among depository institutions; (6) interest rate movements and their impact on customer behavior and the Company's net interest margin; (7) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (8) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (9) the Company's ability to access cost-effective funding; (10) changes in financial markets and general economic conditions; (11) new legislation or regulatory changes; and (12) changes in accounting principles, policies or guidelines.

         The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.